Exhibit 4.5

To	: Anheuser-Busch InBev SA/NV as the Company

From	: BNP Paribas Fortis SA/NV as Agent

Date	: 26 October 2017

Ladies and Gentlemen,

EXTENSION CONFIRMATION

1.	We refer to:

(a)	the US$9,000,000,000 Revolving Credit and Swingline Facilities Agreement elated 26 February 2010, as amended on 25 July 2011, as extended on 20 August 2013, as amended and restated by an amendment and restatement agreement dated 28 August 2015 and as further amended from time to time (the “Facilities Agreement”); and

(b)	the Extension Request dated 13 September 2017 (the “Extension Request”).

2.	Terms defined in the Facilities Agreement shall have the same meaning in this letter unless given a different meaning in this letter.

3.	We write as Agent under the Facilities Agreement.

4.	This letter is a Finance Document.

5.	We confirm that the Final Termination Date has been extended for all Lenders to the Second Extended Final Termination Date with effect from 3 October 2017.

6.	We confirm that the Second Extended Final Termination Date is 30 August 2022.

Yours faithfully

/s/ Benjamin NIHON

Agency Relationship Manager

Corporate & Institutional Banking

/s/ Bernard DE COSTER

Agency Relationship Manager

Corporate & Institutional Banking

BNP PARIBAS FORTIS SA/NV

in its capacity as Agent